Exhibit 10.15

Andrew M. Bruns Vice President Human Resources

January 8, 2009

Matthias Heilmann

2621 West 15th Place

Chicago, IL 60608

Re: Offer of Employment (Rev.)

Dear Matthias:

We are pleased to extend to you an offer of employment as Executive Vice President – Chief Operating Officer (EVP-COO) of Ryerson Inc. (“Ryerson” or the “Company”), based in Chicago, Illinois. Below are the general terms and conditions of our offer. Your start date would be January 5, 2009 or such other date as may be agreed between you and the Company (the actual date your employment commences is subsequently referred to in this letter as your “Start Date”). In accordance with federal law, you will be required to present appropriate documentation of your authorization to work prior to commencement of your employment. The offer of employment remains valid until the date set forth below (“Expiration Date”). Unless we receive this letter executed by you on or before the Expiration Date, the offer of employment will expire.

COMPENSATION

Your base salary, on an annualized basis, will be $350,000 to be paid at a bi-weekly rate of $13,424 in accordance with the Company’s regular payroll process and procedures during your employment and will be subject to all applicable withholdings and deductions.

RYERSON ANNUAL INCENTIVE PLAN

The Annual Incentive Plan (AIP) bonus opportunity associated with this position is 100% of base salary at target performance. You will be eligible for AIP beginning in 2009, payable in 2010.

BENEFITS

You and your qualified dependents will be immediately eligible for coverage under our health insurance programs, which provide medical, dental and visions benefits. In addition, the Company provides Company paid life insurance, employee paid optional life insurance and accidental death and dismemberment insurance, short term and long-term disability coverage and paid holidays. You will also be immediately eligible to enroll in the Company’s 401(k) savings plan. Shortly, you will receive enrollment information and an explanation of these benefits.

VACATION

You will be entitled to four weeks of paid vacation annually.

RELOCATION

You will be eligible for up to twelve (12) months temporary living in the downtown Chicago area, including regular trips home during this period. The Company will work with our geographic relocation vendor to identify acceptable housing. This will include an executive level furnished apartment with on-site parking. In addition,

andrew.bruns@ryerson.com

2621 West 15th Place

Chicago, IL 60608

Phone 773.788.3356

Cell 773.294.0185

FAX 773.762.2194

Heillman

January 8, 2009

you will be eligible for the Company’s Geographic Relocation Policy in effect at the time you initiate your relocation to the Chicago area. You will be eligible for reimbursement of documented loss on sale using your purchase price for of your primary California residence.

ATHLETIC CLUB MEMBERSHIP

The Company will reimburse you for your membership in an athletic club in the Chicago area.

COMPANY AUTOMOBILE

The Company shall pay for the amount of the monthly lease payment for the automobile approved by the Company for your use.

SEVERANCE

As an employee of Ryerson, you will be eligible for benefits under the Ryerson Severance Plan. However, should Ryerson terminate your employment for reasons other than cause, you will be eligible for fifty-two (52) weeks of severance pay as opposed to the amount provided for in the Plan. Severance pay is based on your regular weekly base pay and does not include bonuses or other amounts in excess of your weekly base pay rate. In order for you to receive any payments and benefits provided for by the Ryerson Severance Plan, including the enhanced severance pay provided for herein, you must sign the Company’s Separation and Release Agreement. Notwithstanding the foregoing, the Company’s obligation to make severance payments to you, if any, pursuant to this paragraph shall terminate in the event you secure employment, either as an employee or an independent contractor, with Platinum Equity, LLC or one of its affiliates.

WITHHOLDING

All compensation, payments or reimbursements paid in accordance with this offer letter shall be subject to customary withholding taxes and other employment taxes as required with respect to compensation paid by a corporation to an employee and the amount of compensation payable shall be reduced appropriately to reflect the amount of any required withholding.

AT WILL EMPLOYMENT

Your employment with the Company is at will, and either you or the Company may terminate your employment at any time with or without cause.

RETURN OF MATERIALS

Upon termination of your employment with the Company for any reason, you agree to return immediately to the Company all documents, data, physical property, software, materials, information and other records related to the Company or its subsidiaries or affiliates or Platinum Equity, LLC, and its affiliated companies (the “PE Group”), and all copies thereof, within your possession, custody or control, including but not limited to any materials containing trade secrets or confidential information of the Company or the PE Group. You further agree to deliver to the Company, at its request, any computer in your possession or control which has contained any confidential information for the purpose of ensuring that all confidential information stored on the computer has been delivered to the Company. The Company will also promptly return to you any and all personal property on the Company premises.

Heillman

January 8, 2009

TRADE SECRETS/CONFIDENTIALITY

You agree not to disclose any trade secrets or confidential information of the Company or any of its subsidiaries or affiliates or the PE Group to anyone else and to hold this information in confidence and use it solely on a need-to-know basis in the course of performing services for the Company. Except in the performance of services for the Company, you will not reproduce, distribute, transmit, reverse engineer, decompile, disassemble, or transfer, directly or indirectly, in any form, or for any purpose, any trade secrets or confidential information of the Company. The obligations of this paragraph shall continue during the term of your employment with the Company, the PE Group and (i) with respect to trade secrets, for so long as such information constitutes a trade secret under applicable law, and (ii) with regard to confidential information, for a period of three (3) years after termination of employment for any reason. As used in this letter, the term “trade secrets” means any information (whether or not reduced to writing and including any information recorded by any means) of or concerning the Company or any of its respective officers, directors, owners, employees, licensors, suppliers, customers or joint venture partners that derives economic value, actual or potential, by not being generally known to, and not being readily ascertainable by proper means by others, including, without limitation: information contained in any prospect list, employee list, contact list or other database; information concerning banking or investment banking relationships; information included in any non-public documentation concerning transactions completed by the Company; information concerning the terms of any debt or equity financings; information concerning compensation and other employment policies and practices; information concerning the business methods, ownership, operations, financial performance, assets or liabilities (including contingent liabilities) of any company within the Company; information concerning strategic, financial, marketing or product plans; technical data; and computer programs.

NON-COMPETITION/NON-SOLICITATION

While you are employed by the Company and its affiliates, and for a period of one year after the date your employment terminates with the Company and its affiliates for any reason, you covenant and agree that you will not, directly or indirectly, engage in, assist, perform services for, plan for, establish or open, or have any financial interest (other than (i) ownership of 1% or less of the outstanding stock of any corporation listed on the New York or American Stock Exchange or included in the National Association of Securities Dealers Automated Quotation System or (ii) ownership of securities in any entity affiliated with the Company) in any person, firm, corporation, or business entity (whether as an employee, officer, director or consultant) that engages in an activity in any state in which the Company or its affiliates is conducting or has reasonable expectation of commencing business activities at the date of the Executive’s termination of employment, which is the same as, similar to, or competitive with the metals service center, processing and distribution business of the Company and its affiliates.

You agree that, except with the Company’s prior written consent, for a period of twelve (12) months immediately following termination of your employment for any reason, you will not, directly or indirectly, either for your own account or for or on behalf of any other person or entity, call upon, contact or attempt to effect any transaction with any acquisition candidate or prospect, or customer that was being pursued by the Company or the PE Group (or of which you otherwise became aware or with which you had any contact) during the six month period immediately preceding the termination of your employment. You also agree that you will not contact, solicit or recruit, or assist others in contacting, soliciting or recruiting for employment, any person who is or was an employee of any company within the Company or any of its subsidiaries or affiliates or PE Group during the six month period immediately preceding the termination of your employment, in an attempt to have such person terminate their employment relationship with such company or to work in any capacity in any other corporation, association, or entity or business.

You acknowledge that the services you are to render as the EVP-COO are of a special, unique and extraordinary character and, in connection with such services, you will, by virtue of your senior position with Ryerson, have

Heillman

January 8, 2009

access to confidential information vital to the Company’s business and any violation of the provisions set forth herein would result in the Company sustaining irreparable harm. You further acknowledge that your rights to compete and disclose confidential information are limited hereby only to the extent necessary to protect the Company against unfair competition and that, in the event your employment is terminated for any reason, you will be able to earn a livelihood without violating the foregoing restrictions.

INTELLECTUAL PROPERTY

You agree that all materials, information, plans, and other works of authorship created or developed by you during the course of your employment by the Company and on behalf of the Company (“Employee Works”) will be owned solely and exclusively by the Company and constitute works made for hire. In this regard, you also assign to the Company or its designee all worldwide rights, including all copyrights, patent rights, trade secrets, confidential and proprietary information rights, moral rights, and other property rights in and to the Employee Works. You also agree to perform, during or after your employment, such further acts as are reasonable and as may be necessary or desirable to transfer, perfect or defend the Company or its designee’s ownership of the Employee Works as reasonably requested by the Company.

EXISTING AGREEMENT VIOLATION

You warrant to the Company that your employment by the Company does not violate any existing agreement between you and any third party, nor will your employment with the Company constitute a violation of any confidentiality or nondisclosure agreement.

GENERAL

You agree that the provisions of this letter are severable; and, if any portion thereof shall be declared unenforceable, the same shall not affect the enforceability of all other provisions hereof. It is the intent of the parties to this letter that if any portion of this letter contains provisions, which are held to be unreasonable, then in such event, a court shall fix the terms of such agreement or shall enforce the terms and provisions hereof to the extent deemed reasonable by the court.

Heillman

January 8, 2009

This letter and the terms and conditions hereof are to be construed, governed and interpreted in accordance with the laws of the state in which you were employed by the Company upon the date of your termination, without giving effect to its conflict of law principles.

Should you have any questions about this letter, please contact Mike Anderson or the undersigned. Otherwise, please sign both copies of this letter and return one to Mike Anderson or me.

Very truly yours,

/s/ Andrew M. Bruns
Andrew M. Bruns
Vice President Human Resources
Ryerson Inc.

EXPIRATION DATE: Monday, January 19, 2009 5:00 PM

AGREED TO AND ACCEPTED:

/s/ Matthias Heilmann
Matthias Heilmann

January 16, 2009
Date